Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140659 and 333-149385 on Form S-8 of Hampden Bancorp, Inc. of our report dated September 17, 2012 relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Hampden Bancorp, Inc. for the year ended June 30, 2012.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 17, 2012